PROSPECTUS SUPPLEMENT NO. 4                   Filed Pursuant to Rule 424(b)(3)
TO PROSPECTUS DATED AUGUST 23, 2005           Registration No. 333-123715



                          WIZZARD SOFTWARE CORPORATION

                                Supplement No. 4

                                       to

                          Prospectus Dated August 23, 2005


     This Prospectus Supplement No. 4 supplements and amends certain information contained in our Prospectus, dated August 23, 2005. This Prospectus Supplement No. 4 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and our Prospectus Supplement Nos. 1, 2 and 3, which were filed with the Securities and Exchange Commission on January 6, 2006, May 15, 2006, and June 14, 2006, respectively. This Prospectus Supplement No. 4 is qualified by reference to the Prospectus and Prospectus Supplement Nos. 1, 2 and 3, except to the extent that the information in this Prospectus Supplement No. 4 supercedes the information contained in the Prospectus and Prospectus Supplement Nos. 1, 2 and 3.

     A new sixth paragraph has been added as follows under the caption "Selling Security Holders" on page 15 of the Prospectus:

     Effective as of October 26, 2006, the Company agreed to reduce the conversion price of its convertible notes with the investors to $1.15 per share.

     The disclosure under the subheading "Warrant Table" on page 27 of the Prospectus is hereby amended to read as follows:

                                 Warrant Table
                                 -------------

     The following is a description of our outstanding warrants:

                                                              Per Share
                    Date of                       Number of    Exercise
Holders              Grant        Term             Shares       Price
-------              -----        ----             ------       -----

Alpha Capital        1/23/04     3 years           455,111       $1.25
Aktiengesellschaft

Genesis Microcap     1/23/04     3 years           137,362       $1.25
Inc.

Stonestreet Limited  1/23/04     3 years            79,362       $1.25
Partnership

Alpha Capital         2/8/05      (1)              266,667       $1.50
Aktiengesellschaft

Genesis Microcap      2/8/05      (1)               66,667       $1.50
Inc.

Whalehaven Capital    2/8/05      (1)              133,334       $1.50
Fund Ltd.
Alpha Capital       12/14/05      (2)               81,778       $3.75
Aktiengesellschaft

Genesis Microcap    12/14/05      (2)               20,444       $3.75
Inc.

Whalehaven Capital  12/14/05      (2)               40,889       $3.75
Fund Ltd.

Alpha Capital         5/9/06      (3)              266,667       $2.50
Aktiengesellschaft

Genesis Microcap      5/9/06      (3)               66,667       $2.50
Inc.

Whalehaven Capital    5/9/06      (3)              133,334       $2.50
Fund Ltd.

          (1) These warrants are exercisable until 5:00 p.m. EST on February 8, 2007.

          (2) These warrants are exercisable until 5:00 p.m. EST on December 14, 2006.

          (3) These warrants are exercisable until 5:00 p.m. EST on May 9, 2009.

                                         27


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 4 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus supplement is October 26, 2006.